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EXHIBIT 21.1

SUBSIDIARIES OF LIQUIDITY SERVICES, INC.

        The following is a list of subsidiaries of Liquidity Services, Inc., the names under which such subsidiaries do business, and the state or country in which each was organized as of November 29, 2012. The list does not include subsidiaries which would not, if considered in the aggregate as a single subsidiary, constitute a significant subsidiary within the meaning of Item 601(b)(21)(ii) of Regulation S-K.

Company	Jurisdiction of Organization
Surplus Acquisition Venture, LLC	Delaware
Government Liquidation.com, LLC(1)	Delaware
Liquidity Services, LTD.	United Kingdom
DOD Surplus, LLC(2)	Delaware
GovDeals, Inc.	Delaware
Network International, Inc.	Delaware
SAV Services, LLC	Delaware
LSI Commercial Services, LLC	Delaware
Youk Acquisition Partners, LLC (TruckCenter.com, LLC)	Delaware
Asset Recovery Division, LLC(3)	Delaware
Jacobs Trading, LLC(4)	Delaware
JTC Prison Industries, LLC(5)	Minnesota
Middlebrooks Acquisition Partners LLC(6)	Delaware
LSI Liquidity Services Canada Ltd.(7)	Canada

(1)
Government Liquidations.com, LLC is a subsidiary of Surplus Acquisition Venture, LLC

(2)
DOD Surplus is a subsidiary of Surplus Acquisition Venture, LLC

(3)
Asset Recovery Division, LLC is a subsidiary of Surplus Acquisition Venture, LLC

(4)
Jacobs Trading, LLC is a subsidiary of Surplus Acquisition Venture, LLC

(5)
JTC Prison Industries, LLC is a subsidiary of Profar Acquisition Partners, LLC (Jacobs Trading, LLC)

(6)
Middlebrooks Acquisition Partners LLC is a subsidiary of Surplus Acquisition Venture, LLC

(7)
LSI Liquidity Services Canada Ltd. is a subsidiary of Liquidity Services, LTD.

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  EXHIBIT 21.1